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                                                               Exhibit (a)(1)(C)

                              STOCK OPTION EXCHANGE
                                  ELECTION FORM

[[Name_]]
[[Address_line_1]]
[[Address_line_2]]
[[City]],[[State]][[Zip]]

Associate ID#:[[ID_]]

This form is intended to capture the decision made by each eligible CheckFree associate whether to participate in the Stock Option Exchange Program announced June 17, 2003. Please review the statements below, place a check next to the appropriate statement, and provide your signature to confirm your decision.

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         I have received the Information Statement relating to the offer by
CheckFree Corporation ("CheckFree") to exchange certain options held by its employees. I understand that "eligible options" are only those options with an exercise price equal to or greater than $44.00 per share, and that the offer is only available to employees who qualify as "eligible participants" and who remain "eligible participants" through the close of the offer.

As identified in the attached Grant Detail Report, I have a total of [[OPTIONS_OUTSTANDING__44]] stock options outstanding that are eligible to be exchanged through this program.

        (  )    I hereby elect to cancel the full number eligible options, as identified above, according to the terms and conditions stated in the Information Statement.

        (  )    I do not accept the offer to exchange the eligible options identified above. I understand that I will not receive any consideration for my eligible options and my eligible options will continue on their current terms.

         I hereby agree that, unless I revoke my election before 5:00 p.m. Eastern Daylight Time on July 17, 2003 (or a later expiration date if CheckFree extends the offer), my election will be irrevocable, and if accepted by CheckFree, such surrendered eligible options will be cancelled in their entirety on or after such date. I understand that (a) if the consideration for the cancellation of my eligible option(s) will be in the form of a Restricted Stock Award, the number of shares of restricted stock covered by such Restricted Stock Award will be determined as of the offer termination date, and (b) I will receive my consideration, whether in the form of a Restricted Stock Award or cash, as soon as practicable after the offer termination date, but not later than August 31, 2003.

         I acknowledge and agree that neither the ability to participate in the offer nor actual participation in the offer shall be construed as a right to continued employment with CheckFree or its subsidiaries (except on an at-will basis, unless otherwise required by local law). I agree that CheckFree has made no representations or warranties to me regarding this offer or the future pricing of CheckFree stock, and that my participation in this offer is at my own discretion.

         I AGREE THAT CHECKFREE SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.


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         Optionee Signature                      Date



This Election Form must be completed and returned, along with the attached Grant Detail Report, via fax or in person, to TRACY CUI in the Human Resources department no later than 5:00 EDT, JULY 17, 2003.

         FAX: (678) 375-2301
         HAND-DELIVERY: CheckFree Human Resources department, Building 4, 1st floor, Norcross, between the hours of 8:00 am 6:00 pm